UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

FIRST COMMUNITY BANK CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Florida	000-50357	65-0623023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9001 Belcher Road, Pinellas Park, Florida	33782
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 520-0987

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03	Material Modification of the Rights of Security Holders.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 7.01	Regulation FD Disclosure

On December 23, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program (“CPP”), First Community Bank Corporation of America (the “Company”) agreed to issue and sell, and the United States Department of the Treasury (the “UST”) agreed to purchase: (a) 10,685 shares (the “Preferred Shares”) of Company Fix Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (b) a ten-year warrant (the “Warrant”) to purchase up to 228,312 shares of Company common stock (the “Common Stock”), at an exercise price of $7.02 per share.

On December 18, 2008, the Company filed with the Division of Corporations, Secretary of State of Florida an amendment to its Articles of Incorporation establishing the terms of the Preferred Shares. A copy of the amendment is included as an exhibit hereto and is incorporated by reference into Item 5.03.

The issuance and sale also closed on December 23, 2008 (the “Closing Date”) and was exempt from registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. The purchase price for the Preferred Shares and the Warrant was $10,685,000, or $1,000 per Preferred Share.

Cumulative dividends on the Preferred Shares will accrue on the purchase price at an annual rate of 5% per year for the first five years and at an annual rate of 9% thereafter, but will be paid only if and when declared by the Company’s Board of Directors. The Preferred Shares have no maturity date and rank senior to the Common Stock (and pari passu with any other Company senior preferred stock, of which no shares are currently outstanding) with respect to the payment of dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company. Subject to the approval of the Board of Governors of the Federal Reserve System, the Preferred Shares are redeemable at the option of the Company at 100% of their liquidation preference, provided that the Preferred Shares may be redeemed prior to the first dividend payment date after December 23, 2013 only if: (a) the Company has raised aggregate gross proceeds in excess of $1,671,250 in equity offerings that qualify pursuant to the terms of the CPP; and (b) the aggregate redemption price does not exceed the aggregate net proceeds from such qualified equity offerings.

The UST may not transfer any portion of the Warrant covering, or exercise the Warrant for more than one-half of, the 228,312 shares of Common Stock underlying the Warrant until the earlier of: (a) the date on which the Company has received aggregate gross proceeds of not less than $1,671,250 from qualified equity offerings; and (b) December 31, 2009. In the event the Company completes qualified equity offerings on or prior to December 31, 2009 raising gross proceeds of at least $1,671,250, the number of shares of Common Stock underlying the Warrant will be reduced by one-half. Pursuant to the CPP, a qualified equity offering is the sale and issuance for cash by the Company to persons other than the Company or any Company subsidiary of securities that qualify as Tier 1 capital for the Company at the time of issuance.

The CPP imposes limitations on the payment of dividends on the Common Stock and on the Company’s ability to repurchase its Common Stock, and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008. As a condition to the closing of the transaction, each of Chief Executive Officer Kenneth P. Cherven, Chief Financial Officer Stan B. McClelland, Regional President – Pinellas County Scott C. Boyle, Regional President – Charlotte County Michael J. Bullerdick and Executive Vice President Clifton E. Tufts: (a) executed a waiver voluntarily waiving any claim against the UST or the Company for any changes to such officer’s compensation or benefits that are required to comply with the regulations issued by the UST under the CPP and acknowledging that the regulation may require modification of the compensation arrangements and agreements (including so-called “golden parachute” agreements) as they relate to the period the UST holds any securities of the Company acquired through the CPP; and (b) entered into a Capital Purchase Program Compliance Agreement with the Company so amending such compensation arrangements and agreements.

Copies of the securities and agreements described above are incorporated by reference into Items 1.01, 3.02, 3.03, 5.02, 5.03 and 7.01 and the foregoing summary of certain provisions of those documents is qualified in its entirety by reference thereto.

Item 9.01	Financial Statements and Exhibits.

Exhibits

The following exhibits are filed as part of this Report on Form 8-K:

3.1	Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares.

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A

4.2	Warrant to Purchase up to 228,312 shares of Common Stock

10.1	Letter Agreement, dated December 23, 2008 between the Company and the United States Department of the Treasury

10.2	Form of Waiver

10.3	Form of Compliance Agreement

10.4	Securities Purchase Agreement – Standard Terms between the Company and the United States Department of the Treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANK CORPORATION OF AMERICA
(Registrant)
Date: December 23, 2008
/s/ Kenneth P. Cherven
Kenneth P. Cherven
Chief Executive Officer